UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2006

Patriot Capital Funding, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51459	74-3068511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

274 Riverside Avenue, Westport, Connecticut		06880
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-429-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2006, I. Joseph Massoud resigned from the Board of Directors of Patriot Capital Funding, Inc. (the "Company") in order to devote full attention to his duties as the chief executive officer of Compass Group Diversified Holdings LLC and the managing member of Compass Group Management LLC. He also confirmed that his resignation was not a result of any disagreement with the Company with respect to its policies, operations or practices. Mr. Massoud served both as Chairman of the Board of Directors and on the Executive Committee of the Board of Directors of the Company. As a result of this vacancy, the Company’s Board of Directors, after due consideration, deemed it appropriate to reduce the size of the Board of Directors to six board members.

On August 7, 2006, the Company’s Board of Directors appointed Mel P. Melsheimer, a current independent director on its Board of Directors, as Chairman of the Board of Directors. In addition, the Company’s Board of Directors appointed Dennis C. O’Dowd, a current independent director on its Board of Directors, to the Executive Committee of the Board of Directors of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 7, 2006, by unanimous vote, Patriot Capital Funding, Inc.’s Board of Directors adopted amendments to its Restated Bylaws. Section 13(d) of Article III, entitled Executive Committee, of the Restated Bylaws was revised to remove from the Executive Committee’s duties the requirement to review and pre-approve each investment proposed to be made by the Company in accordance with its investment objective and strategies and eliminate the requirement to have all Executive Committee actions require unanimous approval of each member of the Executive Committee. Other modifications were also made to conform the Executive Committee discussion to the other committee discussions in the Restated Bylaws.

The above amendments to the Restated Bylaws were effective upon adoption on August 7, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Capital Funding, Inc.

August 7, 2006	By:	Richard P. Buckanavage

Name: Richard P. Buckanavage
Title: President and Chief Executive Officer